EXHIBIT 10.1
                                  ------------


     SAN MATEO, Calif., Sept. 1 /PRNewswire/ --U.S. Aggregates, Inc. (NYSE:AGA), a leading producer of aggregates, today announced that following a strong first half, U.S. Aggregates, Inc. is experiencing some slow down in demand and cost increases (especially energy and fuel prices), which will have a negative impact on the Company's results for the second half and full fiscal year 2000.

     While the Company expects that volumes for processed aggregates, as well as its flow through products, asphalt and ready mix, will experience increases over 1999 levels, the amount of increases will be lower than originally anticipated. For the full fiscal year 2000, total processed aggregate volumes are expected to increase 11%. This includes the new Pride Quarry, which came on line in late 1999. Asphalt volumes are projected to increase 4% over 1999. Ready mix concrete volumes are also projected to increase 4%, after adjusting for the sale of Birmingham Ready Mix, which occurred in April 2000.

Revised  Management  Expectations  for  2000
--------------------------------------------

     While year over year volumes are up versus 1999, the Company's current volume forecast represents a decline from management's original expectations for the year. Total processed aggregates are expected to be 3% lower than management's original expectation, but volumes for the year should approach 18.5 million tons. Management expects asphalt volumes to be 7% lower than original expectations and ready mix concrete 3% lower (after adjustment for the sale of Birmingham Ready Mix). Current projections are that total shipments of asphalt will be 2.3 million tons and total shipments of ready mix will be 1.7 million cu. yds. These volume revisions in ready mix concrete and asphalt versus our original objective for the year are primarily due to the effect of higher interest rates, which affect new construction and rising oil prices, which impact the demand for asphalt. Liquid asphalt costs are forecasted to be 55% higher in the last half of 2000 than in the last half of the prior year.

     The Company is also experiencing substantial increases in energy costs and fuel prices, which it has been unable to fully pass on to its customers due to increasing competitive pressures. The Company estimates that its combined energy and fuel costs incurred in the production and delivery of aggregates, asphalt and concrete in full fiscal year of 2000 will increase approximately $4 million over 1999. Management expects to partially compensate for these cost increases through improved efficiencies, particularly in the aggregate operations.

     Somewhat offsetting the downward revision of estimated volumes and variable cost increases, are lower sales and administrative expenses, which the Company estimates will decline $2.5 million from management's original forecast.

     As a result of both lower than anticipated volume increases as well as significantly higher energy costs, management currently estimates full year fully diluted earnings per share will be approximately $1.14.

     The Company also announced that it hired Deutsche Banc Alex. Brown earlier this year to assist the Company in a review of strategic alternatives including the possible sale of part or all of the business.

     "Consolidation continues to be an important theme impacting our industry", said James A. Harris, Chairman and Chief Executive Officer. "Just as we have developed our business to date through a series of complementary acquisitions and asset purchases, we are likewise considering a partner to allow our business to develop to the next level." The Company has had preliminary discussions with several potential parties, although no agreement has been reached and there is no assurance that a transaction will be accomplished.

     Founded in 1994, U.S. Aggregates, Inc. ("USAI") is a leading producer of aggregates. Aggregates consist of crushed stone, sand and gravel. The Company's products are used primarily for construction and maintenance of highways and other infrastructure projects as well as for commercial and residential construction. USAI serves local markets in nine states in two fast growing regions of the U.S., the Mountain states and the Southeast. For more information on U.S. Aggregates please visit the Company's Web site at www.usaggregates.com.

     Certain matters discussed in this release contain forward-looking statements and information based on management's belief as well as assumptions made by and information currently available to management. Such statements are subject to risks, uncertainties and assumptions including, among other matters, future growth in the construction industry; the ability of U.S. Aggregates to complete acquisitions and effective integration of acquired companies operations; successful implementation of strategic business alternatives; and general risks related to the markets in which U.S. Aggregates operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those projected. Additional information regarding these risk factors and other uncertainties may be found in the Company's filings with the Securities and Exchange Commission.